Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CERIDIAN HCM HOLDING INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as amended and restated	Other(2)	4,501,754(1)	$55.14(2)	$248,226,715.60(2)	0.0000927	$23,010.62

Total Offering Amounts				—	$248,226,715.60	—	$23,010.62

Total Fee Offsets				—	—	—	$—

Net Fee Due				—	—	—	$23,010.62

(1)

Represents shares of common stock, par value $0.01 per share (“Common Stock”) of Ceridian HCM Holding Inc. (the “Registrant”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes any additional shares of the Registrant’s Common Stock that become issuable under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $55.14, the average of the high and low price of the Common Stock on August 2, 2022, as reported on the New York Stock Exchange.